Exhibit 99.1

Harbor Custom Development, Inc. Announces Third Quarter Financial Results Highlighted by 15% Increase in Sales

GIG HARBOR, Washington, Nov. 16, 2020 (GLOBE NEWSWIRE) – Harbor Custom Development, Inc. (“Harbor,” “Harbor Custom Homes®,” or the “Company”), (NASDAQ:HCDI), an innovative and market leading real estate company involved in all aspects of the land development cycle, today announced consolidated financial results for the third quarter ended September 30, 2020.

Third Quarter Highlights

●	Sales Increased by 15% vs Q3 2019
●	Gross Margins Increased to 8% vs -3% Q3 2019
●	Acquired or Contracted for 321 Single Family Lots in Western Washington
●	Contracted to Acquire 144-Unit Apartment Site in Port Orchard, Washington
●	Announced Product Expansion to Enter First Time Home Buyer Market
●	Announced Product Expansion into Multi-Family Rental Market

Chief Executive Officer Sterling Griffin stated, “The third quarter of 2020 kicked off with our entry into the public markets, and our listing on the NASDAQ Capital Markets Stock Exchange. The public offering proceeds enhanced our ability to address our stated goals for land acquisition and development, planned product expansion, and completed home sales. Market conditions including low interest rates, urban flight and a growing work from home labor force have created exciting opportunities for homebuilders. As a result, we are on track to break our quarterly sales records in Q4.Our previous quarterly sales record was $13,215,600 in Q4 of 2019.”

“We have positioned Harbor Custom Homes® as a versatile company, creating diversified product offerings and revenue streams. We own or control 551 lots and 390 multi-family units for future development. Historically our revenue has been comprised of approximately 25% developed lot sales, and 75% home sales and we anticipate 2021 revenue to maintain similar ratios.”

Summary Third Quarter 2020 Results

The following table sets forth the summary statements of operations for the three months ended September 30, 2020 and 2019:

	For the Three Months Ended
	September 30,
	2020	2019

Sales	$7,806,500	$6,783,800
Cost of sales	7,183,900	6,964,400
Gross profit (loss)	622,600	(180,200)
Operating expenses	1,458,200	731,100
Other (expense) income	(176,300)	(124,300)
Income tax benefit	571,600	439,700
Net (loss)	$(440,300)	$(596,300)

Sales: Sales increased by approximately 15% to $7,806,500 during the three months ended September 30, 2020, from $6,783,800 during the three months ended September 30, 2019. Sales growth was attributable to an increase in the number of homes closed.

Gross Profit: The gross profit margin was 8% for the three months ended September 30, 2020 compared to -3% for the three months ended September 30, 2019. During the three months ended September 30, 2020, the margin increased due to higher margins on current home closings.

Operating Expenses: Our operating expenses increased by 99% during the three months ended September 30, 2020, as compared to the three months ended September 30, 2019. The $727,100 increase in total operating expenses is primarily attributable to the following:

1) Insurance costs increased by $507,000, primarily driven by the purchase of directors and officer’s insurance upon the Initial Public Offering; and

2) Additional payroll expense of $199,600 related to staffing changes and compensation increases.

Net Loss: For the three months ended September 30, 2020 and 2019, the Company reported a net loss of $440,300 and $596,300, respectively. The decrease in net loss was primarily attributable to an increase in income tax benefit in 2020.

About Harbor Custom Development, Inc.

Harbor Custom Development, Inc., DBA Harbor Custom Homes®, is a real estate development company involved in all aspects of the land development cycle including land acquisition, entitlements, construction of project infrastructure, home building, marketing, sales, and management of various residential projects in Western Washington’s Puget Sound region. Harbor has active or recently sold out residential communities in Gig Harbor, Bremerton, Silverdale, Bainbridge Island, and Allyn in the state of Washington. Harbor Custom Development’s business strategy is to acquire and develop land strategically, based on an understanding of population growth patterns, entitlement restrictions, infrastructure development, and geo-economic forces. Harbor focuses on real estate within target markets with convenient access to metropolitan areas that are generally characterized by diverse economic and employment bases and increasing populations. For more information on Harbor Custom Development, Inc., please visit harborcustomhomes.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “shall,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations

Hanover International

IR@harborcustomdev.com

866-744-0974